As filed with the Securities and Exchange Commission on August 30, 2016    Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	16-0757636
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
East Aurora, New York 14052-0018
(Address of Principal Executive Offices, Including Zip Code)

MOOG INC. RETIREMENT SAVINGS PLAN
(Full Title of the Plan)

Donald R. Fishback
Vice President and Chief Financial Officer
Moog Inc.
East Aurora, New York 14052-0018
716-652-2000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class B Common Stock, par value $1.00	2,500,000	$60.07	$150,175,000	$15,122.62

(1)
Represents additional shares that may be issued under the Moog Inc. Retirement Savings Plan (the “Plan”). This Registration Statement shall also cover any additional shares of Class B Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Class B Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1). Pursuant to Rule 457(c), the price per share and aggregate offering price are based upon the average of the reported high and low prices for the shares on the New York Stock Exchange on August 26, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of an additional 2,500,000 shares of Class B Common Stock of Moog Inc. for issuance under the Moog Inc. Retirement Savings Plan (formerly called the Moog Inc. Savings and Stock Ownership Plan) (the “Plan”). In accordance with Instruction E to Form S-8, the contents of Registration Statement Nos. 333-160162, 333-152746, 333-135222, 333-85657, 33-57131, 33-62968, 33-33958 and 33-20069 are incorporated herein by reference, except as revised in Part II below.

Part I

Information Required in the Section 10(a) Prospectus

The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

Information Required in the Registration Statement

ITEM 3. Incorporation of Documents by Reference.

The following documents of Moog Inc. (“Moog”) are incorporated by reference into this Registration Statement:

(a)	Moog’s Annual Report on Form 10-K for the year ended October 3, 2015, filed with the Commission on November 16, 2015;

(b)
Moog’s Quarterly Reports on Form 10-Q for the quarters ended January 2, 2016, April 2, 2016 and July 2, 2016, filed with the Commission on February 1, 2016, May 2, 2016 and August 1, 2016, respectively;

(c)	The Plan’s Annual Report on Form 11-K for the year ended September 30, 2015 filed with the Commission on March 11, 2016;

(d)
All other reports filed by Moog pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including Moog’s Current Reports on Form 8-K filed with the Commission on November 20, 2015 (as amended by Amendment No. 1 thereto on Form 8-K/A filed on November 24, 2015), December 4, 2016, January 19, 2016, January 29, 2016, April 15, 2016, April 29, 2016, June 29, 2016 and July 29, 2016; and,

(e)
The description of Moog’s Class B Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 21, 2001 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Moog pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Hodgson Russ LLP will advise Moog regarding certain legal matters in connection with the issuance of shares of the Company’s Class B Common Stock registered under this Registration Statement. Robert J. Olivieri, Secretary of Moog, is a partner in Hodgson Russ LLP and attorneys at Hodgson Russ LLP own approximately 2,795 shares of the Company’s Class A Common Stock and 6,427 shares of the Company’s Class B Common Stock.

ITEM 6. Indemnification of Directors and Officers.

Sections 722 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.

Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its shareholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for improper payment of dividends, or (iii) for any transaction from which the director receives an improper personal benefit. Moog’s Restated Certificate of Incorporation includes the provisions permitted by Section 402(b) of the BCL.

Moog’s By-Laws provide that Moog shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.

Moog has indemnification agreements with its directors. These agreements provide that directors are covered under Moog’s directors and officers liability insurance, indemnify directors to the extent permitted by law and advance to directors funds to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.

ITEM 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

ITEM 9. Undertakings.

(a)	Moog hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Moog pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Moog hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Moog’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Moog pursuant to the foregoing provisions, or otherwise, Moog has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Moog of expenses incurred or paid by a director, officer or controlling person of Moog in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Moog will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Moog certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York on August 30, 2016.

MOOG INC.

By: /s/ Donald R. Fishback
Donald R. Fishback
Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Scannell and Donald R. Fishback, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John R. Scannell John R. Scannell	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	August 30, 2016
/s/ Donald. R. Fishback Donald R. Fishback	Vice President and Chief Financial Officer (Principal Financial Officer) and Director	August 30, 2016
/s/ Jennifer Walter Jennifer Walter	Controller (Principal Accounting Officer)	August 30, 2016
/s/ Richard A. Aubrecht Richard A. Aubrecht	Director	August 30, 2016
/s/ William G. Gisel Jr. William G. Gisel Jr.	Director	August 30, 2016
/s/ Peter J. Gundermann Peter J. Gundermann	Director	August 30, 2016
/s/ Kraig H. Kayser Kraig H. Kayser	Director	August 30, 2016
/s/ R. Bradley Lawrence R. Bradley Lawrence	Director	August 30, 2016
/s/ Brian J. Lipke Brian J. Lipke	Director	August 30, 2016
/s/ Brenda L. Reichelderfer Brenda L. Reichelderfer	Director	August 30, 2016

Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York on August 30, 2016.

By:	/s/ Gary A. Szakmary
Gary A. Szakmary, Member of Administrative Committee

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Restatement of the Moog Inc. Retirement Savings Plan Effective October 1, 2011

4.2	First Amendment to the Restatement of the Moog Inc. Retirement Savings Plan

4.3	Second Amendment to the Restatement of the Moog Inc. Retirement Savings Plan

4.4	Third Amendment to the Restatement of the Moog Inc. Retirement Savings Plan

4.5	Fourth Amendment to the Restatement of the Moog Inc. Retirement Savings Plan

4.6	Fifth Amendment to the Restatement of the Moog Inc. Retirement Savings Plan

4.7	Sixth Amendment to the Restatement of the Moog Inc. Retirement Savings Plan

4.8	Seventh Amendment to the Restatement of the Moog Inc. Retirement Savings Plan

5.1	Opinion of Hodgson Russ LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Freed Maxick CPAs, P.C.

23.3	Consent of Hodgson Russ LLP (included in exhibit 5.1).

24.1	Power of attorney (included on signature page).